Exhibit 10.1

Houlihan Lokey Howard & Zukin

Investment Banking Services

www.hlhz.com

To:

The Ad Hoc Committee (the "Ad Hoc Committee") of Holders of 6.55% Class A-1 Timber Collateralized Notes, 7.11% Class A-2 Timber Collateralized Notes and 7.71% Class A-3 Timber Collateralized Notes (collectively, the "Notes") of Scotia Pacific Company LLC (collectively, with its affiliated and subsidiary corporations, "ScoPac" or the "Company"), in care of:

Bingham McCutchen LLP One State Street Hartford, CT 06103-3178 Attn: Evan D. Flaschen Counsel to the Ad Hoc Committee	Scotia Pacific Company LLC P.O. Box 712 125 Main Street, 2nd Floor Scotia, CA 95565 Attn: Robert E. Manne Chief Executive Officer

Ladies & Gentlemen:

This letter confirms the terms of the agreement between Houlihan Lokey Howard & Zukin Capital, Inc. ("Houlihan Lokey" or the "Firm"), and Counsel to the Ad Hoc Committee (the "Ad Hoc Committee Counsel") concerning its retention of Houlihan Lokey on behalf of the Ad Hoc Committee, effective as of May 1, 2005 (the "Effective Date") to provide financial advisory and related services to the Ad Hoc Committee in connection with the financial restructuring of ScoPac. The Company, by executing this letter, acknowledges and agrees to be responsible for the payment and other obligations to Houlihan Lokey, and agrees to be bound by the acknowledgements made by it in this letter.

1.                 Scope of Engagement. Houlihan Lokey's representation of the Ad Hoc Committee in connection with this engagement will include:

(a)	Evaluating the assets and liabilities of ScoPac;

(b)	Analyzing and reviewing the financial and operating statements of ScoPac;

(c)	Analyzing the business plans and forecasts of ScoPac;

Los Angeles • 1930 Century Park West • Los Angeles, California 90067 • tel.310.553.8871 • fax.310.553.2173

New York Chicago San Francisco Washington, D.C. Minneapolis Dallas Atlanta London

Broker/dealer services through Houlihan Lokey Howard & Zukin Capital. Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors.

(d)	Evaluating all aspects of ScoPac's near-term liquidity, including various financing alternatives available to ScoPac;

(e)	Providing such specific valuation or other financial analyses as the Ad Hoc Committee may require in connection with the case;

(f)	Representing the Ad Hoc Committee in negotiations with ScoPac and third parties;

(g)	Developing, evaluating, and assessing the financial issues and options concerning any proposed Transaction; and

(h)	Analyzing and explaining any Transaction to various constituencies.

As used herein, the term "Transaction" shall include any arrangement pursuant to which ScoPac's obligations in connection with the Notes are restructured, which may be effected in an agreement or series of agreements, or transaction or series of transactions, which in each case may include, but is not limited to, the following:

(i)

Any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which ScoPac is acquired by, or combined with, any person, group of persons, partnership, corporation or other entity (including, without limitation, existing creditors, employees, affiliates, and/or shareholders) (collectively, a "Purchaser");

(ii)

The acquisition, directly or indirectly, by a Purchaser (or by one or more persons acting together with a Purchaser pursuant to a written agreement or otherwise) outside the ordinary course of ScoPac's business, in a single transaction or a series of transactions, of (x) a material portion of the assets or operations of ScoPac; or (y) a material portion of outstanding or newly-issued shares of ScoPac's capital stock (or any securities convertible into, or options, warrants or other rights to acquire such capital stock);

(iii)	Any other sale, transfer or assumption of all or substantially all of the assets, liabilities or stock of ScoPac (including without limitation any consolidation or merger involving ScoPac);

(iv)	The issuance, whether public or private, of debt and/or equity securities for ScoPac (whether to raise funds or refinance outstanding securities or any combination thereof) or such other financing of any type raised to complete any Transaction;

(v)

Obtaining the requisite consents or acceptances from the holders of the Notes to a restructuring/recapitalization either out-of-court or pursuant to a "pre-packaged" or "pre-arranged" Chapter 11 plan of reorganization, through a tender offer, exchange offer, consent solicitation or other process;

(vi)	The confirmation of any other Chapter 11 plan of reorganization or liquidation, the terms of which have been substantially agreed to by the Ad Hoc Committee; or

(vii)	The reinstatement or material credit enhancement of the Notes in conjunction with any other transaction involving ScoPac, the terms of which have been approved by the Ad Hoc Committee

2.                 Exclusive Representation. Neither the Ad Hoc Committee, their constituents, nor any of their advisors or professionals (including, but not limited to, Ad Hoc Committee Counsel), shall be liable for the fees, expenses or other amounts payable to Houlihan Lokey hereunder. Notwithstanding such arrangement, Houlihan Lokey's duties hereunder run solely to the Ad Hoc Committee, and Houlihan Lokey is not authorized to be, and will not purport to be, acting on behalf of, or at the direction of ScoPac for any purpose unless otherwise agreed to by the Ad Hoc Committee and ScoPac. All financial advice, written or oral, provided by Houlihan Lokey to the Ad Hoc Committee pursuant to this Agreement is intended solely for the use and benefit of the Ad Hoc Committee, which agrees that such advice may not be disclosed publicly or made available to third-parties without the prior consent of Houlihan Lokey, which consent shall not be unreasonably withheld. At the direction of Ad Hoc Committee Counsel, certain communication and correspondence between Houlihan Lokey and the Ad Hoc Committee, and work product and analyses prepared by Houlihan Lokey for the Ad Hoc Committee in connection with this matter, will be considered in preparation for litigation over the restructuring of ScoPac, and accordingly, will be subject to the attorney-client privilege and work-product privilege between Houlihan Lokey and the Ad Hoc Committee.

3.                 Advisor. Houlihan Lokey's services are limited to those specifically provided in this Agreement or subsequently agreed-upon by the parties hereto, and Houlihan Lokey shall have no obligation or responsibility for any other services. Houlihan Lokey is providing its services hereunder as an independent contractor, and the parties agree that this Agreement does not create an agency or fiduciary relationship between Houlihan Lokey and the parties to this Agreement.

4.                 Consideration. As consideration for the services being provided by Houlihan Lokey to assist the Ad Hoc Committee in analyzing various restructuring options for ScoPac, the Ad Hoc Committee and Houlihan Lokey have agreed upon a monthly fee to Houlihan Lokey of $150,000 per month (the "Monthly Fee"), and the Company has agreed to pay such Monthly Fee in accordance with the terms hereof. Payment shall be made to Houlihan Lokey in same day funds, by wire transfer in lawful money of the United States according to the wire transfer instructions attached, and the Company shall provide contemporaneous written notice of each payment to Houlihan Lokey at the address above, Attention: Chris Di Mauro. The first Monthly Fee, which shall be for the month of May, 2005 shall be payable, in cash, upon the Company and Houlihan Lokey's execution of this Agreement. All additional Monthly Fees shall be due and payable in cash in advance on the 1st business day of each month.

In addition, the Company agrees promptly to reimburse Houlihan Lokey, upon written request from time to time, for all reasonable out-of-pocket expenses incurred by Houlihan Lokey before termination (or related to Houlihan Lokey's pre-termination services) in connection with the matters contemplated by this Agreement. Out-of-pocket expenses shall include, but not be limited to, all reasonable travel expenses, duplicating charges, on-line service charges, messenger services, delivery services, meeting services, long distance telephone and facsimile charges incurred by Houlihan Lokey. Out-of-pocket expenses shall not include the cost of any outside counsel, except with respect to the Company's obligations pursuant to paragraph 14. Except with respect to the Company's obligations pursuant to paragraph 14, expenses reimbursable by the Company pursuant to this paragraph shall not exceed $25,000 in the aggregate without the Company's prior written (which shall include e-mail) consent.

In addition, the Ad Hoc Committee and Houlihan Lokey have agreed that upon the consummation of any Transaction to which the Ad Hoc Committee and the Company have agreed, Houlihan Lokey shall be entitled to receive an additional fee in cash (a "Deferred Fee") equal to 2% of the amount by which any Noteholder Recoveries (as defined below) exceeds $578,374,7961. The Company agrees that it will pay the Deferred Fee or cause it to be paid. In no circumstance shall the Deferred Fee be due and payable more than once. The Deferred Fee shall be paid upon the consummation of a Transaction to which the Ad Hoc Committee and the Company have agreed, whether such consummation occurs (i) during the term of this Agreement or within twelve months of the effective date of the termination of this Agreement (such twelve-month period being referred to herein as the "Tail Period") or (ii) if an agreement to consummate a Transaction is entered into by ScoPac and the Ad Hoc Committee during the term of this Agreement or within the Tail Period and such Transaction consummated at any time. The Deferred Fee shall be reduced by the full amount of all Monthly Fees paid to Houlihan Lokey after the sixth month, but in no event shall the Deferred Fee be reduced to less than zero.

The parties acknowledge that a substantial professional commitment of time and effort will be required by Houlihan Lokey and its professionals hereunder, and that such commitment may foreclose other opportunities for the Firm. Moreover, the actual time and commitment required for the engagement may vary substantially from week to week or month to month, creating "peak load" issues for the Firm. Given the numerous issues which may arise in these cases, the Firm's commitment to the variable level of time and effort necessary to address such issues, the expertise and capabilities of Houlihan Lokey that will be required in this engagement, and the market rate for Houlihan Lokey's services of this nature whether in, or out of court, the parties agree that the fee arrangement hereunder is reasonable, fairly compensates Houlihan Lokey and

_________________________

1	Calculated as 77% of $751,136,099 (the face value of the Notes).

provides certainty to the Company and the Ad Hoc Committee. The Ad Hoc Committee and Houlihan Lokey expressly acknowledge that they agreed upon the formula of the Deferred Fee between themselves with no input from, and not based on information provided by, the Company.

"Noteholder Recoveries" shall be defined as any consideration received by the holders of the Notes as payment on the Notes after the Effective Date including, without limitation, cash, securities (debt or equity), property or other interests or consideration. For the purpose of calculating the value of the consideration received by the holders of the Notes in the Transaction, any consideration received, including, without limitation, equity securities, property or other interests or consideration, will be valued as follows: the greater of (i) if the value of such securities is disclosed in a court approved disclosure statement in support of a confirmed Chapter 11 plan, the value of the securities in such disclosure statement; (ii) the value of the Notes calculated based on the mean of the closing bid and asked quotations averaged for the ten trading days immediately prior to the closing of the Transaction; or (iii) (x) if such securities are traded, the securities will be valued at the mean of the closing bid and asked quotations averaged for the ten trading days immediately prior to the closing of the Transaction; or (y) if such securities have not been traded prior to the closing of the Transaction, Houlihan Lokey will prepare a valuation of the securities and, together with the Ad Hoc Committee and the Company, will mutually agree on a fair valuation thereof for the purposes of calculating the Deferred Fee. Any debt securities received by the holders of the Notes shall be valued at face value. Under no circumstances shall the value of the Deferred Fee exceed $3,450,000.

5.                 Bankruptcy Court: In the event ScoPac files a case under Title 11 of the United States Code (the "Bankruptcy Code"), ScoPac shall use all commercially reasonable efforts to obtain bankruptcy court approval to fulfill its obligations under this Agreement in a manner mutually agreeable to the Ad Hoc Committee, ScoPac and Houlihan Lokey, provided, however, that the form of documentation to satisfy the foregoing obligation shall be acceptable to Houlihan Lokey in its reasonable discretion.

Upon the filing of a bankruptcy case, Houlihan Lokey's obligations to provide services under this Agreement on behalf of the Ad Hoc Committee may, at Houlihan Lokey's exclusive option, cease until such time as the Bankruptcy Court having jurisdiction over the case approves and directs the payment of the Monthly Fee by the Company pursuant to the terms hereof, provided, however, that the obligations of the Company to pay accrued consideration under this Agreement shall continue in full force and effect notwithstanding any delay in payment of the Monthly Fee pending court approval of such payment.

6.                 Termination. This Agreement is terminable upon thirty (30) days written notice by Counsel to the Ad Hoc Committee or Houlihan Lokey, or upon thirty (30) days written notice by the Company on or after June 30, 2005, provided, however, that if this Agreement is terminated, the Company shall pay Houlihan Lokey all previously accrued and unpaid Monthly Fees and the Monthly Fee for the month in which the effective date of termination occurs (unless Houlihan Lokey terminates this Agreement, in which case the Monthly Fee for the month in which the effective date of termination occurs shall not be required to be paid). Notwithstanding any termination of this Agreement other than a termination by Houlihan Lokey, the Company agrees to pay Houlihan Lokey the Monthly Fee for a minimum of three months. The termination of this Agreement shall only terminate the Company's obligations to pay the Monthly Fee under the Agreement, and shall not terminate or affect any other agreements between the parties hereto. Furthermore, the termination of this Agreement will not affect (a) the Company's indemnification, reimbursement, contribution and other obligations set forth in this Agreement and (b) Houlihan Lokey's right to receive, and the Company's obligation to pay or cause to be paid, as set forth in this Agreement, (i) any and all fees and expenses accrued as of the effective date of termination of this Agreement, and (ii) those fees earned for a Transaction that is consummated during the Tail Period as described in this Agreement.

7.                 Information. The Ad Hoc Committee acknowledges and agrees that, in rendering its services hereunder, Houlihan Lokey will be using and relying on information made available to it by ScoPac and their advisors (the "Information") (and information available from public sources and other sources deemed reliable by Houlihan Lokey) without independent verification thereof by Houlihan Lokey or independent appraisal by Houlihan Lokey. Houlihan Lokey does not assume responsibility for the accuracy or completeness of the Information or any other information regarding ScoPac.

8.                 CHOICE OF LAW; JURISDICTION. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN NEW YORK, NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF THE PARTIES HERETO, EACH PARTY HEREBY IRREVOCABLY CONSENTS AND AGREES THAT ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, PROVIDED THAT SUCH CONSENT AND AGREEMENT SHALL NOT BE DEEMED TO REQUIRE ANY BANKRUPTCY CASE INVOLVING THE COMPANY TO BE FILED IN SUCH COURTS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT. EACH PARTY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. THE CONSENT TO SERVICE OF PROCESS IN ACCORDANCE WITH NEW YORK LAW. THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF HOULIHAN LOKEY PURSUANT TO, OR THE PERFORMANCE BY HOULIHAN LOKEY OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT.

9.                 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the transactions contemplated hereby, and agrees that it will not enter into a Transaction for which it does not have the requisite corporate power and authority. The Company and Houlihan Lokey have fully reviewed this Agreement, have obtained counsel on its terms, and have participated in the drafting of this Agreement such that it shall not be construed against any one party. This Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered by the Company and constitutes a 1egal, valid and binding agreement of the Company, enforceable in accordance with its terms.

10.              Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

11.              Severability. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

12.              Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understanding relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party.

13.              Credit. Houlihan Lokey shall not make any public announcements regarding any matter relating to this agreement without the Company's prior written consent, which consent shall not be unreasonably withheld.

14.              Indemnification. As a material part of the consideration for Houlihan Lokey to furnish its services under this Agreement, the Company shall indemnify Houlihan Lokey shall hold harmless Houlihan Lokey and its affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by an Indemnified Party in connection with Houlihan Lokey's provision of services to the Ad Hoc Committee, or any Transaction (as defined herein) or proposed Transaction contemplated thereby. In addition, the Company shall reimburse the Indemnified Parties for any reasonable legal or other expenses reasonably incurred by them in respect thereof after submission of a written statement setting forth such expenses; provided, however, there shall be no liability under the foregoing indemnity and reimbursement agreement for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the willful misconduct, gross negligence, bad faith or self-dealing of any Indemnified Party.

If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection with the proposed Transaction and/or the services rendered by Houlihan Lokey. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by Houlihan Lokey pursuant to the Agreement.

The Ad Hoc Committee and the Company shall not affect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from the Company unless, such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to Houlihan Lokey. The Ad Hoc Committee and/or the Company shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the prior written consent of the Ad Hoc Committee and the Company.

The Ad Hoc Committee and the Company further agree that neither Houlihan Lokey nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced, to the Ad Hoc Committee, the Company or any other person or entity (including the Company' equity holders and creditors) related to or arising out of Houlihan Lokey's engagement, except for any liability for losses, claims, damages, liabilities or expenses incurred by the Ad Hoc Committee and/or the Company which are finally judicially determined to have resulted primarily from the willful misconduct, gross negligence, bad faith or self-dealing of any Indemnified Party. The indemnity, reimbursement, contribution and other obligations and agreements of the Ad Hoc Committee and the Company set forth herein shall apply to any modifications of this Agreement, shall be in addition to any liability which these parties may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of these parties and each Indemnified Party. The foregoing indemnification provisions shall survive the consummation of any Transaction and/or any termination of the relationship established by this Agreement.

The obligations of each entity or company comprising the Company hereunder are joint and several, and any consent, direction, approval, demand, notice or the like given by any one of such entities or companies shall be deemed given by all of them and, as such, shall be binding on the Company.

The obligations of Houlihan Lokey are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement or any person relying on the services provided hereunder. The Company's obligations with respect to any and all payments owing to Houlihan Lokey and the indemnification, reimbursement, contribution and other similar obligations of the Company under this Agreement shall survive any termination of this Agreement.

It is understood and agreed that no member of the Ad Hoc Committee shall be responsible for reimbursing or indemnifying Houlihan Lokey, the Company, or any Indemnified Party pursuant to the foregoing.

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

          /s/ Christopher R. Di Mauro

_________________________________

By:	Christopher R. Di Mauro
Title:	Director

BINGHAM McCUTCHEN LLP

          /s/ Anthony J. Smits

_________________________________

By:	Anthony J. Smits
Title:	Partner

Acknowledged:

SCOTIA PACIFIC COMPANY LLC. (on its own behalf, and on behalf of its subsidiaries and affiliates)

           /s/ Gary L. Clark

__________________________________

By:        Gary L. Clark

Title:     VP Finance & CFO

CTDOCS/1630048.2